Exhibit 99.1

News Release

For Immediate Release	For Further Information Contact:
November 18, 2004	Arleen Llerandi
Vice President, Investor Relations
(407) 822-2989

HUGHES SUPPLY ANNOUNCES THIRD QUARTER EARNINGS

GROWTH OF 90% ON SALES GROWTH OF 36%

SAME STORE SALES GROW 15%

Hughes Supply, Inc. (NYSE:HUG) Orlando, Florida

Hughes Supply, a leading distributor of construction, repair and maintenance-related products, today reported record results of operations for the third quarter of fiscal year 2005.

Revenues for the third quarter ended October 29, 2004 were a record $1,167.5 million, an increase of 36% from $859.5 million during last year’s third quarter. Organic sales growth was 15% in the quarter with double-digit growth reported in most segments for the third consecutive quarter.

Net income in the quarter grew 90% to $33.8 million compared to $17.8 million in the prior year’s third quarter. Earnings per diluted share grew 42% to $0.54, on 63.0 million average shares outstanding, compared to $0.38 per diluted share on 46.9 million average shares outstanding in the prior year’s third quarter. Average shares outstanding in both periods have been adjusted to account for the two-for-one stock split which was effective on September 22, 2004.

Revenues for the nine months ended October 29, 2004 grew 34% to $3,303.4 million, compared to $2,457.4 million last year. For the first nine months of the fiscal year, net income grew 113% to $103.0 million, compared to $48.3 million last year, and earnings per diluted share grew 59% to $1.65 versus $1.04 a year ago. Same store sales grew 15% for the first nine months.

Revenues

Sales for the third quarter of fiscal years 2005 and 2004 are summarized below ($ in millions):

	Third Quarter		% Variance	Year-to-Date		% Variance
	FY 2005	FY 2004		FY 2005	FY 2004
Existing Base	$984.5	$840.9	17%	$2,791.4	$2,369.8	18%
Branch Openings/Closures	4.0	16.9		32.8	65.6
Acquisitions	179.0	161.0 (Pro forma)		578.0	512.4 (Pro forma)

Same Store Sales[1]	1,167.5	1,018.8	15%	3,402.2	2,947.8	15%
Excluded (Divested) Branches	—	1.7		2.9	5.1
Less: Pre-Acquisition Pro forma Sales	—	(161.0)		(101.7)	(495.5)

Reported Revenues	$1,167.5	$859.5	36%	$3,303.4	$2,457.4	34%

[1]	The same store sales calculation includes all branches, including newly opened, closed and those acquired during the comparative fiscal periods. For comparative purposes, prior period sales are reported on a pro forma basis to include pre-acquisition sales activity.

The Company’s third quarter results of operations reflected continued strength in both commercial and residential construction, and pricing. Higher commodity prices, which benefited the Company’s first two quarters’ results, continued but moderated slightly in the third quarter. Higher prices were estimated to account for approximately one-half of the Company’s third quarter same store sales growth of 15%.

“Continuing the trend we experienced in the first and second quarters, our employees capitalized on the good demand and pricing environment, resulting in our third consecutive quarter of record sales performance,” said Tom Morgan, President and Chief Executive Officer.

“In addition, this quarter we expanded our operating margin to 5.3%, generated record operating cash flow, announced a strategic acquisition in the attractive Utilities segment, and strengthened our balance sheet to support long-term growth with debt and equity offerings. Our accomplishments in the third quarter and for the last nine months demonstrate our commitment and ability to execute the three elements of our business strategy of capitalizing on organic growth opportunities, pursuing strategic acquisitions and focusing on best in class operations,” stated Morgan.

Segment Revenues

Segment revenues and same store sales growth for the third quarter are summarized below ($ in millions):

	Reported Revenues			Reported Revenues
	Third Quarter		Same Store Sales Growth	Year-to-Date		Same Store Sales Growth
	FY2005	FY2004		FY2005	FY2004
Water & Sewer	$327.8	$254.6	20%	$922.7	$706.1	19%
Plumbing/HVAC	284.5	218.5	4%	785.5	643.2	8%
MRO	116.3	34.5	(2)%	349.5	101.3	1%
Utilities	118.0	99.1	19%	326.8	279.5	17%
Electrical	111.1	94.0	18%	321.4	274.4	17%
Industrial PVF	96.7	73.2	32%	265.0	213.7	24%
Other	113.1	85.6	32%	332.5	239.2	39%

Total	$1,167.5	$859.5	15%	$3,303.4	$2,457.4	15%

•	The Water & Sewer segment experienced strong organic sales growth of 20% in the quarter due to continued strength across all regions in residential construction activity and municipal projects. Also contributing to the growth were higher prices for PVC, ductile iron pipe and steel products, accounting for approximately one-third to one-half of the organic sales growth. Included in this segment were revenues of $20.3 million generated by Standard Wholesale, acquired in May 2004.

•	The Plumbing/HVAC segment reported same store sales growth of 4% as a result of higher prices in steel, copper and PVC products. The higher prices were estimated to account for all of the same store sales increase in the quarter. Offsetting the higher prices were sales delays in the Southeast caused by the recent four hurricanes, the loss of a large, low-margin customer, and last year’s branch closures in the Southwest region. Sales for Todd Pipe & Supply, acquired on May 28, 2004, grew a strong 19% in the quarter to $66.7 million.

•	Same store sales for the MRO segment, which includes the Century acquisition, were down 2% in the quarter. While the Century integration continues to progress well and on schedule, sales in the quarter were impacted by a high level of integration activities with the consolidation of five facilities in overlapping markets and system conversions at 15 branches. This business, which primarily serves the multi-family housing market, continues to also be impacted by a challenging sales environment with historically low apartment occupancy rates. Despite the lower sales and higher integration costs, the operating income ratio to sales in this segment expanded 100 basis points from last year. Additionally, achievement of synergies is ahead of target and the integration is expected to be completed by the end of this fiscal year.

•	The Utilities segment reported strong organic sales growth of 19%, its third consecutive quarter of double-digit growth. The sales growth was driven by new and expanded alliance contracts with large electric utility companies, hurricane-related activity and higher commodity prices. Higher prices were estimated to account for approximately one-third of the sales increase in the quarter. Operating leverage from the higher sales resulted in an operating income ratio to sales of 5.1%, an improvement of 180 basis points from last year.

•	The Electrical segment posted strong 18% sales growth, its third consecutive quarter of double-digit growth. Double-digit growth was reported across all geographic areas due to increased commercial construction activity and higher commodity prices. Higher prices for steel, copper and PVC-based products are estimated to account for approximately one-half of the sales increase. Operating income ratio to sales improved by 30 basis points as a result of the leverage obtained from the increased sales volume.

•	The Industrial PVF segment reported another outstanding quarter with record sales growth of 32% as the business continued to benefit from high nickel and steel prices, which contributed approximately three-fourths of the quarter’s sales growth. Increased business from petrochemical, power, oil, and food and beverage companies also contributed to the higher sales. The strong sales and good expense management led to significantly improved profitability with a record operating income ratio to sales of 15.6%, an improvement of 840 basis points from last year.

•	The Other category, which includes the Building Materials, Fire Protection, and Mechanical businesses, reported another very strong quarter with sales growth of 32%. Higher prices contributed approximately three-fourths of the sales improvement for these businesses. Building Materials again posted very strong sales growth of 36% due to higher steel and lumber prices, and increased commercial construction activity, particularly in Florida and Georgia. The Fire Protection business also reported very strong 32% growth due to higher steel prices and increased commercial building activities, and Mechanical reported sales growth of 17% due primarily to the addition of several large commercial projects and higher steel prices. Aggregate profitability for these businesses also improved this quarter with an operating income ratio to sales of 6.8%, a 210 basis point increase over last year.

Operating Income

In the third quarter, the Company’s gross margin ratio expanded a full point to 23.5% from the previous year, driven primarily by the mix of higher margin MRO, Industrial PVF and Building Materials businesses. On a year-to-date basis, the Company’s gross margin ratio grew to 23.8%, a 130 basis point improvement over last year.

The Company expanded its third quarter operating income ratio to sales by 130 basis points to 5.3%, despite incurring higher expenses for facility closures, fuel, insurance, variable compensation and benefits, and information technology. On a year-to-date basis, the Company’s operating income ratio to sales grew to 5.5%, a 160 basis point improvement over the previous year.

Segment Operating Income

Segment operating income and ratio to sales for the third quarter are summarized below ($ in millions):

	Operating Income			Operating Income
	Third Quarter		3Q FY05	Year-to-Date		YTD FY05
	FY2005	FY2004	Ratio to Sales	FY2005	FY2004	Ratio to Sales
Water & Sewer	$16.6	$13.8	5.1%	$45.9	$36.1	5.0%
Plumbing/HVAC	4.9	3.9	1.7%	18.5	11.1	2.4%
MRO	9.0	2.3	7.7%	28.6	6.5	8.2%
Utilities	6.0	3.3	5.1%	13.5	10.8	4.1%
Electrical	2.0	1.4	1.8%	8.3	4.9	2.6%
Industrial PVF	15.1	5.3	15.6%	39.0	17.2	14.7%
Other	7.7	4.0	6.8%	28.6	9.9	8.6%

Total	$61.3	$34.0	5.3%	$182.4	$96.5	5.5%

Earnings and Cash Flow

In terms of earnings and cash flow, David Bearman, Chief Financial Officer, commented,

“Once again this quarter we leveraged the strong sales and were able to expand our operating margins significantly over the previous year. As we expected, gross margin came in slightly below the previous two quarters, but above last year’s third quarter. Prices for most commodities, while still well above last year’s levels, stabilized in the quarter, allowing our inventory costs to catch up with the market price. Additionally, despite certain higher costs and planned investment spending, our operating expense ratio improved by 40 basis points to 18.2%.

“In the area of cash flow, despite the 15% organic sales growth, we generated $75 million of operating cash flow in the quarter, resulting from the higher earnings, improved inventory and payables management, and deferral of a $35 million federal tax payment related to hurricane relief. In addition to the record cash flow and improved return on capital invested in the business, this quarter we raised $411 million of net proceeds from the combination of a $300 million, 10-year senior notes offering, and through an equity offering of 4 million common shares, providing us with a capital structure to support our long-term growth goals,” stated Bearman.

Fourth Quarter Outlook

Tom Morgan commented, “We continue to be encouraged by good demand in the commercial construction market and the strength of residential activity in the attractive geographic markets in which we operate. In addition, we are seeing some improvement in industrial sector activity, which was down significantly last year. In the fourth quarter, we expect the seasonal slowdown in construction activity, stable to slightly moderating commodity prices, and more challenging comparisons from a strong fourth quarter last year to result in somewhat lower organic sales growth and gross margin from the levels of the last three quarters, but above last year. In addition, we will continue our investment spending in the fourth quarter to support our various strategic initiatives.

“The acquisitions of Southwest Power and Western States Electric, completed on November 1, 2004, expand our presence into the attractive west and southwest Utilities markets and are expected to be accretive to diluted earnings per share in the fourth quarter. We expect this will be offset by dilution resulting from our third quarter debt and equity offerings; however, we are moving a portion of our debt to lower-cost floating rates, and could make another good acquisition early next year which should eliminate this dilution,” concluded Morgan.

The following are projected targeted ranges for the fourth quarter of fiscal year 2005, ending January 31, 2005, compared to the prior year’s fourth quarter:

•	Revenues: $1,040 million - $1,070 million, an increase of 31% - 34%, with organic sales growth of 8% - 10%

•	Net Income: $16.5 million - $20.0 million, an increase of 76% - 113%

•	Diluted Earnings per Share: $0.25 - $0.30, an increase of 25% - 50%

Regarding its expectations for fiscal year 2006, the Company expects price moderation to continue into fiscal year 2006 with good organic growth, but not at the extraordinary level of fiscal year 2005. Organic sales growth in fiscal year 2006 is expected to be high, single digits with some moderation in gross margins from the fiscal year 2005 levels. Expenses as a ratio to sales are expected to be lower as the Company begins to benefit from the various systems initiatives, and earnings per share growth is targeted at a range of 10% to 20%.

Earnings Conference Call Webcast

Hughes Supply will host a conference call at 4:30 p.m. Eastern Time on Thursday, November 18, 2004 to discuss the Company’s third quarter performance and fourth quarter outlook. This conference call can be accessed via the web at: http://www.hughessupply.com by selecting the Investors tab, or via telephone at: 888-552-9483; passcode Hughes; leader Mr. David Bearman. A replay of the conference call will be available on the website until December 18, 2004, or you may dial 866-365-4159; passcode Hughes.

About Hughes Supply, Inc.

Hughes Supply, Inc., founded in 1928, is one of the nation’s largest diversified wholesale distributors of construction, repair and maintenance-related products, with over 500 locations in 40 states. Headquartered in Orlando, Florida, Hughes employs approximately 9,300 associates and generates annual revenues exceeding $4 billion. Hughes is a Fortune 500 company and was named the #2 Most Admired Company in America in the Wholesalers: Diversified Industry segment by Fortune Magazine. For additional information on Hughes Supply, you may visit www.hughessupply.com

Except for historical information, all other information discussed in this news release consists of forward-looking statements under the Private Securities Litigation Reform Act of 1995. When used in this report, the words “believe”, “anticipate”, “estimate”, “expect”, “may”, “will”, “should”, “plan”, “intend”, “project”, and similar expressions are intended to identify forward-looking statements. These forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be different from any future results, performance, and achievements expressed or implied by these statements. These risks and uncertainties include, but are not limited to, the strength of the construction market and the general economy, competition, delay in implementing operating systems, reliance on key personnel, success in integrating and achieving expected profitability from acquired businesses, fluctuating commodity prices, achieving enhanced profitability goals, the Company’s fixed cost structure, customer credit policies, unexpected product shortages, product purchasing and supply, overseas movement of manufacturing facilities, and other factors set forth from time to time in filings with the Securities and Exchange Commission. The forward-looking statements included in this news release are made only as of the date of this news release and under section 27A of the Securities Act and section 21E of the Exchange Act. Hughes Supply does not have any obligation to publicly update any forward-looking statements to reflect subsequent events or circumstances.

Hughes Supply, Inc.

Consolidated Statements of Income

(unaudited)

(in millions, except per share data)

	Three Months Ended
	October 29, 2004	Ratio to Net Sales	October 31, 2003	Ratio to Net Sales	V%
Net Sales	$1,167.5		$859.5		36%
Cost of Sales	893.6		666.0

Gross Margin	273.9	23.5%	193.5	22.5%	42%

Operating Expenses:
Selling, general and administrative	206.0		154.0
Depreciation and amortization	6.6		5.5

Total operating expenses	212.6	18.2%	159.5	18.6%	33%

Operating Income	61.3	5.3%	34.0	4.0%	80%

Non-Operating Income (Expenses):
Interest and other income	1.9		1.4
Interest expense	(7.8)		(7.3)

	(5.9)		(5.9)

Income Before Income Taxes	55.4		28.1		97%
Income Taxes	21.6		10.3

Net Income	$33.8	2.9%	$17.8	2.1%	90%

Earnings Per Share:
Basic	$0.55		$0.39		41%

Diluted	$0.54		$0.38		42%

Weighted-Average Shares Outstanding:
Basic	61.1		45.8

Diluted	63.0		46.9

Dividends Declared Per Share	$0.065		$0.050		30%

Net Sales by Segment:

Water & Sewer	$327.8		$254.6		29%
Plumbing/HVAC	284.5		218.5		30%
MRO	116.3		34.5		237%
Utilities	118.0		99.1		19%
Electrical	111.1		94.0		18%
Industrial PVF	96.7		73.2		32%
Other	113.1		85.6		32%

Total	$1,167.5		$859.5		36%

Hughes Supply, Inc.

Consolidated Statements of Income

(unaudited)

(in millions, except per share data)

	Nine Months Ended
	October 29, 2004	Ratio to Net Sales	October 31, 2003	Ratio to Net Sales	V%

Net Sales	$3,303.4		$2,457.4		34%
Cost of Sales	2,517.3		1,904.0

Gross Margin	786.1	23.8%	553.4	22.5%	42%

Operating Expenses:
Selling, general and administrative	584.4		441.3
Depreciation and amortization	19.3		15.6

Total operating expenses	603.7	18.3%	456.9	18.6%	32%

Operating Income	182.4	5.5%	96.5	3.9%	89%

Non-Operating Income (Expenses):
Interest and other income	5.2		4.8
Interest expense	(21.6)		(22.4)

	(16.4)		(17.6)

Income Before Income Taxes	166.0		78.9		110%
Income Taxes	63.0		30.6

Net Income	$103.0	3.1%	$48.3	2.0%	113%

Earnings Per Share:
Basic	$1.71		$1.06		61%

Diluted	$1.65		$1.04		59%

Weighted-Average Shares Outstanding:
Basic	60.3		45.7

Diluted	62.2		46.6

Dividends Declared Per Share	$0.195		$0.150		30%

Net Sales by Segment:

Water & Sewer	$922.7		$706.1		31%
Plumbing/HVAC	785.5		643.2		22%
MRO	349.5		101.3		245%
Utilities	326.8		279.5		17%
Electrical	321.4		274.4		17%
Industrial PVF	265.0		213.7		24%
Other	332.5		239.2		39%

Total	$3,303.4		$2,457.4		34%

Hughes Supply, Inc.

Consolidated Balance Sheets

(in millions)

	October 29, 2004 (Unaudited)	January 30, 2004 (Audited)	October 31, 2003 (Unaudited)
Assets

Current Assets:
Cash and cash equivalents	$269.6	$8.3	$2.0
Accounts receivable, net	670.2	493.3	497.2
Inventories	575.2	467.0	430.3
Deferred income taxes	29.0	19.4	20.9
Other current assets	73.9	53.0	51.0

Total current assets	1,617.9	1,041.0	1,001.4

Property and Equipment, Net	112.3	161.8	173.0
Goodwill	652.8	609.8	336.5
Other Assets	104.2	68.7	30.5

Total assets	$2,487.2	$1,881.3	$1,541.4

Liabilities and Shareholders’ Equity

Current Liabilities:
Current portion of long-term debt	$45.1	$44.6	$63.7
Accounts payable	443.1	308.3	304.7
Accrued compensation and benefits	44.4	39.3	36.6
Other current liabilities	102.8	45.2	51.4

Total current liabilities	635.4	437.4	456.4

Long-Term Debt	534.3	368.7	353.3
Deferred Income Taxes	64.6	55.4	40.2
Other Noncurrent Liabilities	18.5	7.8	7.5

Total liabilities	1,252.8	869.3	857.4

Shareholders’ Equity:
Common stock	66.0	61.6	47.8
Capital in excess of par value	626.3	502.5	198.5
Retained earnings	557.0	465.1	457.5
Accumulated other comprehensive income	3.4	—	—
Treasury stock and unearned compensation	(18.3)	(17.2)	(19.8)

Total shareholders’ equity	1,234.4	1,012.0	684.0

Total liabilities and shareholders’ equity	$2,487.2	$1,881.3	$1,541.4

Hughes Supply, Inc.

Consolidated Statements of Cash Flows

(unaudited)

(in millions)

	Three Months Ended		Nine Months Ended
	October 29, 2004	October 31, 2003	October 29, 2004	October 31, 2003
Cash Flows from Operating Activities:
Net income	$33.8	$17.8	$103.0	$48.3
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	6.6	5.5	19.3	15.6
Deferred income taxes	(5.1)	(9.3)	0.8	5.0
Other	4.6	3.1	14.6	7.8
Changes in assets and liabilities:
Accounts receivable	(10.3)	(16.8)	(135.2)	(65.7)
Inventories	(4.6)	13.1	(74.9)	14.7
Other assets	(11.6)	1.6	(18.8)	(5.6)
Accounts payable	29.6	37.7	120.8	81.9
Accrued compensation and benefits	6.0	0.3	(0.3)	(9.9)
Other liabilities	26.0	12.3	44.6	15.5

Net cash provided by operating activities	75.0	65.3	73.9	107.6

Cash Flows from Investing Activities:
Capital expenditures	(6.2)	(4.4)	(17.5)	(12.4)
Proceeds from sale of property and equipment	0.3	1.1	38.8	1.5
Business acquisitions, net of cash	(3.2)	(17.8)	(101.4)	(17.8)
Net investment in corporate owned life insurance	—	—	(11.4)	—

Net cash used in investing activities	(9.1)	(21.1)	(91.5)	(28.7)

Cash Flows from Financing Activities:
Net payments under short-term debt arrangements	(213.4)	(16.8)	(100.0)	(34.3)
Principal payments on other debt	(0.1)	(6.9)	(10.7)	(16.2)
Proceeds from issuance of long-term debt, net	295.7	—	295.7	—
Proceeds from issuance of common stock, net	114.8	—	114.8	—
Dividends paid	(4.1)	(2.4)	(11.1)	(7.1)
Purchase of treasury shares	—	—	—	(6.0)
Other	(7.4)	(19.9)	(9.8)	(15.0)

Net cash provided by (used in) financing activities	185.5	(46.0)	278.9	(78.6)

Net Increase (Decrease) in Cash and Cash Equivalents	251.4	(1.8)	261.3	0.3
Cash and Cash Equivalents, Beginning of Period	18.2	3.8	8.3	1.7

Cash and Cash Equivalents, End of Period	$269.6	$2.0	$269.6	$2.0